Exhibit 99.1
OPKO Health Appoints Alice Lin-Tsing Yu to Board Of Directors
MIAMI, FL— April 23, 2009— OPKO Health, Inc. (NYSE AMEX: OPK) has announced the appointment of Alice Lin-Tsing Yu, M.D., Ph.D., to its Board of Directors. Dr. Yu is a Distinguished Research Fellow and Associate Director at the Genomics Research Center, Academia Sinica, in Taiwan. She also serves as a Professor of Pediatrics for both the National Taiwan University and University of California in San Diego.
“We are delighted to welcome an exceptional healthcare leader like Alice Lin-Tsing Yu to our Board,” said Phillip Frost, M.D., Chairman and CEO of OPKO Health. “We expect the insight and experience gained from her very distinguished record of achievement at several highly respected academic medical institutions will be valuable to our efforts to develop and commercialize our pipeline of diagnostic and therapeutic products.”
Dr. Yu received her M.D. degree from the National Taiwan University, an M.S. degree from Yale University and a Ph.D. in Microbiology/Immunology from the University of Chicago. She completed internship and residency training at the University of Chicago and Boston University, as well as a fellowship in Immunology at the Children’s Hospital Medical Center, Harvard School of Medicine. Previously, she had served as the Chief of Pediatric Hematology Oncology at University of California in San Diego.
About OPKO Health, Inc.
Miami-based OPKO is a specialty healthcare company. OPKO is developing a preclinical pipeline of novel agents for ophthalmic diseases and markets diagnostic systems that complement its therapeutic products. For more information visit the company’s website at www.opko.com.
This press release contains “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), which statements may be identified by words such as “expects,” “plans,” “projects,” “will,” “may,” “anticipates,” “believes,” “should,” “intends,” “estimates,” and other words of similar meaning, including statements regarding our product development efforts, our ability to develop a preclinical pipeline of novel agents for ophthalmic diseases, our ability to market diagnostic systems that complement our therapeutic products, as well as other non-historical statements about our expectations, beliefs or intentions regarding our business, technologies and products, financial condition, strategies or prospects. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. These factors include those described in our filings with the Securities and Exchange Commission, as well as risks inherent in funding, developing and obtaining regulatory approvals of new, commercially-viable and competitive products and treatments, including that any of our products under development may fail, may not achieve the expected results or effectiveness and may not generate data that would support the approval or marketing of products for the indications being studied or for other indications. In addition, forward-looking statements may also be adversely affected by general market factors, competitive product development, product availability, federal and state regulations and legislation, the regulatory process for new products and indications, manufacturing issues that may arise, patent positions and litigation, among other factors. The forward-looking statements contained in this press release speak only as of the date the statements were made, and we do not undertake any obligation to update forward-looking statements. We intend that all forward-looking statements be subject to the safe-harbor provisions of the PSLRA.
Contact:
Steven D. Rubin
305-575-6015